UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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VERSO CORPORATION

(Name of Registrant as Specified In Its Charter)

LAPETUS CAPITAL II LLC

ATLAS CAPITAL RESOURCES II LP

ATLAS CAPITAL GP II LP

ATLAS CAPITAL RESOURCES GP II LLC

LAPETUS CAPITAL III LLC

ATLAS CAPITAL RESOURCES III LP

ATLAS CAPITAL GP III LP

ATLAS CAPITAL RESOURCES GP III LLC

ATLAS FRM LLC

ANDREW M. BURSKY

TIMOTHY J. FAZIO

BW COATED LLC

BLUE WOLF CAPITAL FUND IV, L.P.

BLUE WOLF CAPITAL ADVISORS IV, L.P.

BLUE WOLF CAPITAL ADVISORS IV, LLC

ADAM BLUMENTHAL

SEAN T. ERWIN

JEFFREY E. KIRT

TIMOTHY LOWE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On December 13, 2019, Atlas Holdings LLC and Blue Wolf Capital Advisors IV, LLC issued a press release, the full text of which is attached hereto as Exhibit A and is incorporated herein by reference.

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EXHIBIT A

ATLAS AND BLUE WOLF COMMENT ON CONTINUED CONCERNS WITH VERSO

Reiterate Intention to Seek the Election of Three Nominees to the Verso Board

Greenwich, CT and New York, NY – December 13, 2019 – Atlas Holdings LLC (“Atlas”) and Blue Wolf Capital Advisors IV, LLC (“Blue Wolf”) today issued the following press release regarding Verso Corporation (NYSE: VRS, the “Company” or “Verso”):

Lapetus Capital II LLC, an affiliate of Atlas, and the other participants in this solicitation, including BW Coated LLC, an affiliate of Blue Wolf, are the beneficial owners of approximately 8.96% of the outstanding shares of Class A Common Stock of the Company. As such, we are among the largest owners of Verso.

For the reasons described in our preliminary proxy statement, filed with the Securities and Exchange Commission on December 5, 2019, we remain concerned about our investment in Verso and believe meaningful changes to the composition of the Board of Directors of Verso (the “Board”) are necessary to ensure that the Company is operated in a manner consistent with the best interests of stockholders. If elected, we believe that our highly-qualified nominees will help achieve that goal, while assisting with the development and implementation of a cohesive and comprehensive strategy to position the Company to thrive for the long-term. We also believe our director nominees can help the Company provide more clear disclosure and more transparency to stockholders relating to the sale of the Stevens Point and Androscoggin mills (collectively, the “Specialty Mills”) and the post-closing impact of the sale of the Specialty Mills on the remaining pulp and graphic paper business of Verso (the “Remaining Business”).

We were pleased to see Verso’s announcement on Tuesday that Messrs. Eugene Davis and Alan Carr will step down from the Board at the annual meeting in January. We believe this is a step in the right direction for the Company. Thank you for agreeing to step down.

We also note that the Company filed its preliminary proxy statement providing disclosure around its proposed sale of the Specialty Mills with the Securities and Exchange Commission on December 11, 2019 (the “Sale Preliminary Proxy Statement”). Unfortunately, rather than providing disclosure that answers all of our prior questions or alleviates our concerns, based on the Sale Preliminary Proxy Statement, we have additional questions and concerns regarding, among other things, the proposed sale, the process undertaken that resulted in the Company’s agreement to the proposed sale and the prior and future operations of the Company.

We have a difficult time understanding the Company’s decision to reject our nominees given our nominees’ experience in industrial businesses, including businesses in the specific sectors in which Verso participates, specialty paper, graphic paper, packaging paper and pulp.

Despite our preference not to spend time and resources on a public proxy campaign, given the actions of the Company and our significant investment in Verso, we feel the need to have this conversation in the public domain — and we have every intention of continuing our efforts at this time to seek the election of our nominees to the Verso Board. We look forward to sharing our views, and engaging with other stockholders, on these important issues.

Below are a few of our key questions and concerns about the Company, the sale of the Specialty Mills and the on-going operations of the Remaining Assets should stockholders support the sale. We would welcome the views and/or observations of other stockholders on these matters or others.

1.	Board Compensation and Ownership

In 2018, the directors of Verso1 earned $393,162 of average compensation — $293,151 in cash and $100,011 in stock compensation.2 This compensation seems excessive to us in comparison to public companies of much larger size. For example, the directors of Exxon Mobil Corporation, a company with a market capitalization approximately 460x greater than that of Verso,3 earned $366,488 of average compensation in 2018 — $105,616 in cash and $260,607 in stock compensation.4 These payments were approved by the Board, which included Mr. Scheiwe and Mr. Shuster who are still standing for election to the Board.

Based on the average compensation set forth above, Verso’s directors only receive approximately 25% of their compensation in stock compensation. We also note that executives and directors of Verso, as a group, own less than 1% of the outstanding shares of Common Stock and most, if not all, has been secured through grants rather than cash investment.

2.	Failure to Engage Stockholders; Board Composition Infirmities

We do not understand (and are concerned with) the Board’s inability to hold an Annual Meeting within the 13 month statutorily-prescribed period under Delaware law. This failure to hold a meeting since September 24, 2018 has impaired stockholders ability to select Board members, a fundamental right of stockholders of the Company. We are also surprised that after we (one of the Company’s largest stockholders) nominated individuals for election to the Board, the incumbent Board decided to almost double in size by appointing new directors that do not seem to be at the recommendation of any stockholders. We ask: why incur the additional costs to compensate these new directors, particularly at a time when the Company expects to significantly decrease in size? Further, we are concerned that the Board continues to appoint individuals that do not appear based on publicly available biographies to have experience in specialty, graphic paper and bleached market pulp businesses that we believe is necessary to develop and implement a cohesive and comprehensive go-forward plan for Verso. These actions only reinforce our concerns regarding the suitability and decision-making capabilities of the current members of the Board.

3.	Competency to Operate the Business

In our prior letter to the Company dated December 3, 2019, we noted our lack of confidence in this Board’s ability to establish and execute a value creation strategy for the Company and manage capital investments wisely. As one example, we discussed our concerns about the significant investment the Board approved in 2018 to convert the A3 paper machine at Androscoggin to enable it to produce containerboard and other packaging grades. In order to

[1]	Eugene Davis, Alan Carr, Steven Scheiwe and Jay Shuster.
[2]	Verso Corporation amended preliminary proxy statement filed with the Securities and Exchange Commission on December 10, 2019.
[3]	Based on market capitalization of Verso Corporation of approximately $647 million and of Exxon Mobil Corporation of approximately $298 billion, each as of the close of market on December 12, 2019.
[4]	Exxon Mobil Corporation definitive proxy statement filed with the Securities and Exchange Commission on April 11, 2019.

assess the Board’s capacity in this regard, we requested that the Company provide us with (i) the detailed investment case upon which Board approval was granted to convert Androscoggin’s A3 paper machine to produce packaging grades and (ii) a detailed comparison of the actual results to the original investment case. While the Company has not provided this information we requested, we highlight the projections for the Androscoggin Mill that were included in the Sale Preliminary Proxy Statement for the purpose of Houlihan Lokey’s Fairness Opinion.

The following is a summary of the projections prepared by senior management of Verso and given to the board of directors and Houlihan Lokey, prior to the execution of the Purchase Agreement:

Projections

	Fiscal year ended December 31,
Androscoggin Mill Cash Flow Summary (Dollars in millions)	2019	2020	2021	2022	2023	2024
Revenue	$316.4	$321.6	$371.9	$377.7	$388.6	$390.4
Total Cost of Products Sold	(309.4)
Selling, general and administrative expenses allocation	(10.0)
Adjusted EBITDA(1)	$(3.0)	$1.4	$25.2	$21.5	$23.6	$21.7
Capital Expenditures		(68.7)	(26.5)	(21.1)	(16.1)	(16.1)
Pension benefit obligation		(2.2)	(2.0)	(2.4)	(1.7)	(0.5)
Working capital(2)		(3.9)	(5.4)	1.3	0.7	1.9
Taxes		(0.0)	(1.2)	(1.4)	(3.6)	(3.8)
Interest		(0.0)	(0.2)	(0.2)	(0.2)	(0.2)
Free Cash Flow		$(73.4)	$(10.1)	$(2.3)	$2.7	$3.1
Cumulative Free Cash Flow		$(73.4)	$(83.6)	$(85.9)	$(83.2)	$(80.1)

(1)	Expense details related to (i) Total Cost of Products Sold and (ii) Selling, general and administrative expenses were not provided for the fiscal years 2020-2024.
(2)	Working capital is defined as current assets, net of cash & cash equivalents, less current liabilities, excluding the current portion of long-term debt.

    5

4.	Questions on Sale of Specialty Mills

We believe that Stevens Point is the “crown jewel” of Verso and that stockholders should expect full value for this asset. We also believe that the Androscoggin mill has significant value.

a.	Calculation of Net Proceeds. We continue to be confused by the net proceeds of the transaction. The following table outlines our questions:

Summary of Transaction Proceeds (Dollars in millions)
Headline Purchase Price	$400
Assumption of Pension Liability	(35)	How will this impact the schedule of future pension contributions?
Working Capital Adjustment	(17)	Largely comprised of AR factoring - why has Verso not prominently disclosed AR factoring as a debt-like item in prior filings?
Transaction Expenses	(12)

Net Cash Proceeds	$336
Reduction of Unfunded Pension Liability	(54)	How will this impact the schedule of future pension contributions?
Undisclosed Use of Proceeds	(57)	What is creating this potential cash leakage?

Planned Min. Distribution to Shareholders	$225

*	Verso Corporation preliminary proxy statement filed with the Securities and Exchange Commission on December 11, 2019

[5]	Verso Corporation preliminary proxy statement filed with the Securities and Exchange Commission on December 11, 2019, page 42.

b.

Distribution of Net Proceeds. We are concerned about the disclosure provided in the Sale Preliminary Proxy Statement indicating that it is the “board of directors’ plan to return $225 million as a minimum amount of the net proceeds to stockholders; however, our board of directors has not made a final decisions in this regard,” and adding a note to stockholders, “You should not vote in favor of the Sale Transaction based upon the assumption that you will receive any portion of the net proceeds from the Sale Transaction.”[6]

c.

Pulp Supply Agreement. We appreciate that the Company provided summary information relating to the binding term sheet outlining the material terms of the Pulp Supply Agreement that will be executed contemporaneously with the closing of the transaction. Unfortunately, the summary information raised more concerns for us about the possible adverse consequences that the Pulp Supply Agreement may have on the on-going operations and value of the Remaining Assets. We request that the Company disclose to stockholders the term sheet in its entirety and how the terms compare to the historic volumes and transfer pricing under which these mills transferred product internally. We also request that the Company disclose its operating strategy for the Remaining Assets, including its plans to maximize value for Quinnesec, Wisconsin Rapids, Duluth and Escanaba so we (and all other stockholders) can understand how the Pulp Supply Contract supports (or detracts) from such plans.

We believe that the Company has industry-leading assets and a high-quality work force that, if managed properly, could produce substantial returns for its stockholders. That is why we are a significant stockholder. But, we also believe that, over the period of our investment, the Board and management have failed to develop a comprehensive and cohesive strategy to increase value for stockholders primarily because we believe, based on publicly available biographies, that the Board has lacked specific industry experience required to develop and implement such a strategy for the Company.

In furtherance of our long-term vision for the Company, we have identified highly-qualified director nominees who combined have deep and extensive knowledge of the bleached kraft pulp, graphic paper and specialty paper segments of the industry and of companies undergoing operational challenges. If elected, we believe our slate of nominees will add the industry and operational expertise to the Board that we believe can improve the ability of the Company to develop and implement a viable long-term strategy to operate and reposition Verso’s businesses. In addition, we believe they will encourage Board and management focus on the achievement of commercial and operating improvements and increased returns for stockholders, including enhanced financial reporting and a sensible and responsible long-term capital allocation plan. We believe our nominees will be independent thinkers and active listeners to the concerns of all stockholders.

We remain open to discussing our concerns with the Company and to assess responses to the questions delineated above in an effort to gain comfort with the Board’s proposed path forward.

# # #

Lapetus Capital II LLC and the other participants identified below have filed with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement and accompanying proxy card in connection with its solicitation of proxies from the stockholder of Verso Corporation for use at its 2019 annual meeting of stockholders. In accordance with Rule 14a-12(a)(1) under the Securities Exchange Act of 1934, as amended, the following persons are or may be deemed to be, participants in the proxy

[6]	Verso Corporation preliminary proxy statement filed with the Securities and Exchange Commission on December 11, 2019, page 17-18.

solicitation: Lapetus Capital II LLC, Atlas Capital Resources II LP, Atlas Capital GP II LP, Atlas Capital Resources GP II LLC, Lapetus Capital III LLC, Atlas Capital Resources III LP, Atlas Capital GP III LP, Atlas Capital Resources GP III LLC, Andrew M. Bursky, Timothy J. Fazio, Atlas FRM LLC, Sean T. Erwin, Jeffrey E. Kirt, Timothy Lowe, BW Coated LLC, Blue Wolf Capital Fund IV, L.P., Blue Wolf Capital Advisors IV, L.P., Blue Wolf Capital Advisors IV, LLC and Adam Blumenthal. Certain of the participants may be deemed to beneficially own shares Class A Common Stock, par value $0.01 per share (“Common Stock”) of Verso Corporation as described in Lapetus Capital II LLC’s statement on Schedule 13D initially filed with the SEC September 20, 2019 (the “Lapetus Schedule 13D”) as it may be amended from time to time, and in BW Coated LLC’s statement on Schedule 13D initially filed with the SEC September 20, 2019 (the “BW Coated Schedule 13D”), as it may be amended from time to time. Additional information relating to the participants and their beneficial ownership of Common Stock is set forth in the preliminary proxy statement on Schedule 14A that was filed with the SEC on December 5, 2019, (the “Preliminary Proxy Statement”) and will be set forth in other materials filed with the SEC in connection with the solicitation of proxies by the participants.

IMPORTANT INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE LAPETUS SCHEDULE 13D, THE BW COATED SCHEDULE 13D AND THE PRELIMINARY PROXY STATEMENT. EXCEPT AS OTHERWISE DISCLOSED IN THE LAPETUS SCHEDULE 13D, THE BW COATED SCHEDULE 13D, OR THE PRELIMINARY PROXY STATEMENT, AS APPLICABLE, THE PARTICIPANTS HAVE NO INTEREST IN VERSO CORPORATION OTHER THAN THROUGH THE BENEFICIAL OWNERSHIP OF SHARES OF COMMON STOCK OF VERSO CORPORATION, AS DISCLOSED IN THE LAPETUS SCHEDULE 13D, THE BW COATED SCHEDULE 13D, OR THE PRELIMINARY PROXY STATEMENT AS APPLICABLE.

ALL STOCKHOLDERS OF VERSO CORPORATION ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS FROM THE STOCKHOLDERS OF VERSO CORPORATION WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF VERSO CORPORATION AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV OR BY CONTACTING HARKINS KOVLER, LLC BY TELEPHONE AT THE FOLLOWING NUMBERS: 1 (212) 468-5380 (BANKS AND BROKERS CALL COLLECT) OR TOLL-FREE AT 1 (877) 339-3288.

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About Atlas Holdings LLC

Headquartered in Greenwich, Connecticut and founded in 2002, Atlas and its affiliates own and operate 20 platform companies which employ more than 18,000 associates at more than 150 facilities worldwide. Atlas operates in sectors such as aluminum processing, automotive, building materials, capital equipment, construction services, food manufacturing and distribution, packaging, paper, power generation, pulp, supply chain management and wood products. Atlas’ companies together generate more than $5 billion dollars in revenues annually. For additional information, please visit www.atlasholdingsllc.com.

About Blue Wolf Capital Partners LLC

Blue Wolf Capital Partners LLC is a private equity firm that specializes in control investments in middle market companies. Leading by experience, and with a commitment to excellence, Blue Wolf collaborates with management to transform companies strategically and operationally. Blue Wolf manages challenging situations and complex relationships between businesses, customers, employees, unions, and regulators to create value for stakeholders. For additional information, please visit www.bluewolfcapital.com.

Cautionary Statement Regarding Forward-Looking Statements

The information herein contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “seeks,” “could,” “should” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Our forward-looking statements are based on our current intent, belief, expectations, estimates and projections regarding the Company and projections regarding the industry in which it operates. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to differ materially. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

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